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                            [LOGO OF TIM HORTONS]
                            ---------------------------------------------------
                            OPERATED BY THE TDL GROUP Corp.
                            874 SINCLAIR ROAD, OAKVILLE, ONTARIO L6K 2Y1
                            TELEPHONE (905) 845-6511 * FACSIMILE (905) 845-0265


March 21, 2006


Via Facsimile (202) 772-9256

Max A. Webb
Securities and Exchange Commission
100 F Street, NE
Mail Stop 3561
Washington, D.C. 20549

     Re:  Tim Hortons Inc.
          Registration Statement on Form S-1
          File No. 333-130035
          ----------------------------------

Dear Mr. Webb:

     Tim Hortons Inc. (the "Company"), pursuant to Rule 461 under the Securities Act of 1933, hereby requests acceleration of the effectiveness of the above-captioned Registration Statement to March 23, 2006 at 3:00 p.m. Eastern Time or as soon thereafter as practicable.

     The Company hereby acknowledges that:

          1. Should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

          2. The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

          3. The Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

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Securities and Exchange Commission
March 21, 2006
Page 2



     If you have any questions, or require any additional information, please do not hesitate to contact me by telephone at (614) 764-3536 or by facsimile at
(614) 764-3256.

                                         Sincerely,

                                         /s/ Kerrii B. Anderson

                                         Kerrii B. Anderson
                                         Vice President


cc:  Michele M. Anderson, Legal Branch Chief
     Cheryl Grant, Staff Attorney
     Linda Cverkel, Accountant Branch Chief
     Jeffrey Jaramillo, Staff Accountant